Exhibit 99.1



     Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

   HOUMA, La.--(BUSINESS WIRE)--Feb. 4, 2004--Gulf Island
Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $6.2 million ($.52 diluted EPS) on revenue of $56.2 million for its fourth quarter ended December 31, 2003, compared to net income of $3.4 million ($.29 diluted EPS) on revenue of $42.4 million for the fourth quarter ended December 31, 2002. Net income for the twelve months ended December 31, 2003 was $15.8 million ($1.33 diluted EPS) on revenue of $203.7 million, compared to net income of $10.3 million ($.87 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $142.9 million for the twelve months ended December 31, 2002.
   At December 31, 2003, the Company had a revenue backlog of $99.2 million and a labor backlog of approximately 1.3 million man-hours remaining to work, which consist of work remaining at December 31, 2003 and commitments received since December 31, 2003.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                                     December December
                                                        31,      31,
                                                       2003     2002
                                                     -------- --------
Cash and short-term investments                      $22,050  $24,450
Total current assets                                  81,407   65,032
Property, plant and equipment, at cost,net            58,259   47,471
Total assets                                         140,316  113,148
Total current liabilities                             20,696   12,705
Debt                                                       0        0
Shareholders' equity                                 111,591   94,976
Total liabilities and shareholders' equity           140,316  113,148


   Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
                 (in thousands, except per share data)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                 ----------------- -------------------
                                    2003     2002      2003      2002
                                 -------- -------- --------- ---------

Revenue                          $56,162  $42,365  $203,667  $142,919
Cost of revenue                   45,135   36,139   174,765   123,643
                                 -------- -------- --------- ---------
Gross profit                      11,027    6,226    28,902    19,276
General and administrative
 expenses                          1,600    1,202     5,168     4,231
                                 -------- -------- --------- ---------
Operating income                   9,427    5,024    23,734    15,045

Other income (expense):
Interest expense                     (10)      (7)      (40)      (39)
Interest income                       44      132       214       611
Other                                  -       (6)       19        52
                                 -------- -------- --------- ---------
                                      34      119       193       624
                                 -------- -------- --------- ---------

Income before income taxes         9,461    5,143    23,927    15,669

Income taxes                       3,243    1,753     8,135     5,332
                                 -------- -------- --------- ---------

Net income before cumulative
 effect of
change in accounting principle     6,218    3,390    15,792    10,337

Cumulative effect of change in
 accounting principle (1)              -        -         -    (4,765)
                                 -------- -------- --------- ---------

Net income                        $6,218   $3,390   $15,792    $5,572
                                 ======== ======== ========= =========

Per share data:

Basic earnings (loss) per share:
Net income before cumulative
 effect of change in accounting
 principle                         $0.53    $0.29     $1.34     $0.88
Cumulative effect of change in
 accounting principle (1)              -        -         -     (0.41)
                                 -------- -------- --------- ---------
Basic earnings (loss) per share    $0.53    $0.29     $1.34     $0.47
                                 ======== ======== ========= =========

Diluted income (loss) per share: (2)
Net income before cumulative
 effect of change in accounting
 principle                         $0.52    $0.29     $1.33     $0.87
Cumulative effect of change in
 accounting principle (1)              -        -         -     (0.40)
                                 -------- -------- --------- ---------
Diluted earnings (loss) per
 share                             $0.52    $0.29     $1.33     $0.47
                                 ======== ======== ========= =========

       Weighted-average shares    11,793   11,745    11,779    11,731
       Effect of dilutive
        securities: employee
        stock options                108       80       116        86
                                 -------- -------- --------- ---------
       Adjusted weighted-average
        shares (2)                11,901   11,825    11,895    11,817
                                 ======== ======== ========= =========

Depreciation and amortization
 included in expense above        $1,437   $1,126    $5,324    $4,565
                                 ======== ======== ========= =========

(1) Included in the first quarter ended March 31, 2002, the Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.


    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100